Exhibit 99.1
ACCELRYS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS
Non-GAAP Revenue up 16% to $47.5 million in the Fourth Quarter

San Diego, February 26, 2013 - Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter and year ended December 31, 2012, including a 16% year-over-year increase in Non-GAAP revenue in the fourth quarter.
Non-GAAP revenue for the quarter ended December 31, 2012 increased $6.7 million to $47.5 million from $40.8 million for the same quarter of the previous year, or an increase of 16%. Non-GAAP revenue for the year ended December 31, 2012 increased $19.3 million to $174.3 million from $155.0 million for the year ended December 31, 2011, or an increase of 12%.
Non-GAAP net income was $4.5 million, or $0.08 per diluted share, for the quarter ended December 31, 2012 compared to non-GAAP net income of $4.6 million, or $0.08 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $19.6 million, or $0.35 per diluted share, for the year ended December 31, 2012 compared to non-GAAP net income of $19.0 million, or $0.34 per diluted share, for the year ended December 31, 2011.
GAAP revenue for the quarter ended December 31, 2012 increased $4.4 million to $44.2 million from $39.8 million for the same quarter of the previous year, or an increase of 11%. GAAP revenue for the year ended December 31, 2012 increased $18.2 million to $162.5 million from $144.3 million for the year ended December 31, 2011, or an increase of 13%.
GAAP net loss was $(8.2) million, or $(0.15) per diluted share, for the quarter ended December 31, 2012 compared to GAAP net income of $14.2 million, or $0.25 per diluted share, for the same quarter of the previous year. GAAP net loss was $(10.4) million, or $(0.19) per diluted share, for the year ended December 31, 2012 compared to GAAP net income of $1.8 million, or $0.03 per diluted share, for the same period of the previous year.
“We are pleased with our performance in both 2012 and against the three-year plan we developed for our business following our 2010 merger with Symyx. We achieved both market momentum and acknowledgment of our position as the leading provider of scientific innovation lifecycle management software,” said Max Carnecchia, President and CEO. “Performance in the fourth quarter of 2012 was strong as our revenues grew 16% over the prior year. In addition, we completed and are integrating three acquisitions key to our strategy of optimizing the lab-to-market value chain.  We remain enthusiastic about the market opportunity in front of us and in our ability to continue to grow orders, revenue and profits both organically and inorganically in 2013.”
Recent Business Highlights:

•	Completed three acquisitions that add important domain expertise and technology capabilities that further our strategy to optimize the innovation lifecycle from research through commercialization.

◦	HEOS, a secure Cloud-based information management workspace for scientific collaboration, accelerates and streamlines collaborative drug-discovery.

◦
Aegis Analytical Corporation (Aegis), the leading provider of process management informatics software, further expands the footprint in downstream operation with solutions that help aggregate, contextualize and analyze manufacturing, quality and product development data.

◦
Vialis AG, a leading systems integrator with deep experience implementing and supporting paperless laboratory solutions, further strengthening Accelrys' position in the laboratory informatics software market.

•	Delivered new product releases in the core product lines and significantly progressed the integration roadmap for the solutions acquired into the portfolio, including:

◦	New Accelrys Enterprise Platform (AEP), the industry's first scientifically aware, service-oriented architecture (SOA) that enables integration and deployment of broad scientific solutions (Platform)

◦	New biology capabilities from screening through pre-clinical development in the Accelrys Electronic Laboratory Notebook (Enterprise Lab Management)

◦
New Process Management and Compliance suite, a unified approach to product development and process management which combines the capabilities of the Accelrys ELN, Accelrys Lab Execution System (LES), Accelrys Electronic Batch Records (EBR) and the Accelrys Enterprise Platform (Enterprise Lab Management)

◦
New integration between Accelrys Materials Studio and AEP, enabling computational scientists to collaborate across the enterprise; deepened biotherapeutics capabilities in Accelrys Discovery Studio (Modeling and Simulation)

Non-GAAP results for the quarter and year ended December 31, 2012 exclude the impact of business combination activities associated with the acquisitions of Aegis on October 23, 2012 and Contur Industry Holding AB and Contur Software AB (collectively, “Contur”) and VelQuest Corporation (“VelQuest”), both in 2011, and the merger with Symyx Technologies, Inc. (“Symyx”) in 2010, and other nonrecurring items.
Non-GAAP revenue, non-GAAP operating income, and non-GAAP net income for the quarter and year ended December 31, 2012 include fair value adjustments to deferred revenue ($3.3 million and $11.8 million, respectively). Non-GAAP operating income for such three and twelve-month periods also excludes stock-based compensation expense ($2.5 million and $8.1 million, respectively), business consolidation, transaction and restructuring costs ($6.6 million and $7.8 million, respectively) and purchased intangible asset amortization ($5.2 million and $17.8 million, respectively), offset by an adjustment to include acquisition-related cost of revenue related to VelQuest non-GAAP revenue recognized during such periods ($0.8 million and $1.9 million, respectively). Non-GAAP net income for the quarter and year ended December 31, 2012 also excludes additional purchased intangible asset amortization ($0.4 million and $1.7 million, respectively) offset by removing the impact of the amortization of note receivable discount related to our promissory note receivable from Intermolecular, Inc. (“Intermolecular”) ($0.3 million and $0.9 million, respectively). In addition to the aforementioned items, non-GAAP net income for the year ended December 31, 2012 includes fair value adjustments to deferred royalty income of $0.6 million and excludes $2.1 million in other non-operating income resulting from our real estate related activities.
Calendar Year 2013 Outlook
For the year ending December 31, 2013, the Company expects non-GAAP revenue to be between $185 and $190 million, and non-GAAP diluted earnings per share to be between $0.36 and $0.39 per diluted share on fully diluted weighted average shares outstanding of 56.6 million and using an effective tax rate of 40%.
Non-GAAP Financial Measures:
This press release describes financial measures for revenue, operating income, net income, net income per diluted share and free cash flow that exclude deferred revenue fair value adjustments, acquisition-related cost of revenue, business consolidation, transaction and restructuring costs, stock-based compensation expense, purchased intangible asset amortization, royalty income fair value adjustments, amortization of note receivable discount, gain on sale of real estate, gain on sale of equity investments, sale of intangible assets, other non-operating expense and income tax adjustments. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.
Management believes these non-GAAP financial measures provide a useful measure of the Company's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP revenue	$44,194	$39,762	$162,526	$144,339
Deferred revenue fair value adjustment[1]	3,332	1,081	11,758	10,652
Non-GAAP revenue	$47,526	$40,843	$174,284	$154,991

GAAP operating loss	(11,203)	(2,926)	(19,054)	(19,701)
Deferred revenue fair value adjustment[1]	3,332	1,081	11,758	10,652
Acquisition-related cost of revenue[2]	(762)	—	(1,921)	—

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Business consolidation, transaction and restructuring costs[3]	6,583	1,538	7,845	7,772
Stock-based compensation expense[4]	2,505	1,424	8,115	5,572
Purchased intangible asset amortization[5]	5,199	4,638	17,782	18,239
Non-GAAP operating income	$5,654	$5,755	$24,525	$22,534
Depreciation expense	872	923	3,325	3,800
Cash received for interest and royalty income	2,002	2,269	9,265	9,574
Cash (paid) for income taxes, net of refunds received	(198)	(153)	(2,690)	1,182
Capital expenditures	(3,043)	(934)	(6,332)	(3,908)
Non-GAAP free cash flow	5,287	7,860	28,093	33,182

GAAP net income (loss)	$(8,229)	$14,205	$(10,402)	$1,765
Deferred revenue fair value adjustment[1]	3,332	1,081	11,758	10,652
Acquisition-related cost of revenue[2]	(762)	—	(1,921)	—
Business consolidation, transaction and restructuring costs [3]	6,583	1,538	7,845	7,772
Stock-based compensation expense[4]	2,505	1,424	8,115	5,572
Purchased intangible asset amortization[5]	5,623	5,230	19,477	20,604
Royalty income fair value adjustment[6]	—	200	600	803
Amortization of note receivable discount[7]	(270)	—	(932)	—
Gain on sale of real estate[8]	—	—	(2,744)	—
Gain on sale of equity method investment[9]	—	(18,970)	—	(18,970)
Sale of intangible assets[10]	—	4,303	—	4,303
Other non-operating expense[11]	—	—	670	—
Income tax[12]	(4,239)	(4,456)	(12,855)	(13,454)
Non-GAAP net income	$4,543	$4,555	$19,611	$19,047

GAAP diluted net income (loss) per share	$(0.15)	$0.25	$(0.19)	$0.03
Deferred revenue fair value adjustment[1]	0.06	0.02	0.21	0.19
Acquisition-related cost of revenue[2]	(0.01)	—	(0.03)	—
Business consolidation, transaction and restructuring costs[3]	0.12	0.03	0.14	0.14
Stock-based compensation expense[4]	0.04	0.03	0.14	0.10
Purchased intangible asset amortization[5]	0.10	0.09	0.34	0.37
Royalty income fair value adjustment[6]	—	—	0.01	0.01
Amortization of note receivable discount[7]	—	—	(0.02)	—
Gain on sale of real estate[8]	—	—	(0.05)	—
Gain on sale of equity method investment[9]	—	(0.34)	—	(0.34)
Sale of intangible assets[10]	—	0.08	—	0.08
Other non-operating expense[11]	—	—	0.01	—
Income tax[12]	(0.07)	(0.08)	(0.23)	(0.24)
Non-GAAP diluted net income per share[13]	$0.08	$0.08	$0.35	$0.34
Weighted average shares used to compute net income per share:
Basic	55,713	55,587	55,696	55,489
Diluted	56,848	55,933	56,563	56,037

1Deferred revenue fair value adjustment relates to our acquisitions of Aegis, VelQuest and Contur and our merger with Symyx, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.
2Acquisition-related cost of revenue relates to our acquisition of VelQuest, and adds back the impact of writing down the acquired deferred cost of revenue as required by purchase accounting guidance.
3Business consolidation, transaction and restructuring costs are included in the business consolidation, transaction and restructuring costs line in our consolidated statements of operations and consist of accounting, legal, litigation and other costs incurred in connection with our acquisition activities, including our merger with Symyx and acquisitions of Contur, VelQuest and Aegis, as well as integration costs incurred in connection with such transactions, including consultant and employee related costs incurred during integration and transition periods. Also included are contingent compensation costs relating to the Contur acquisition as well as lease obligation exit costs, facility closure costs and severance and other related costs incurred in connection with the various restructuring activities commenced by the Company.
4Stock-based compensation expense is included in our consolidated statements of operations as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cost of revenue	$262	$117	$755	$333
Product development	517	313	1,763	1,136
Sales and marketing	853	362	2,545	1,672
General and administrative	867	620	3,093	2,428
Business consolidation, transaction and restructuring costs	6	12	(41)	3
Total stock-based compensation expense	$2,505	$1,424	$8,115	$5,572

5Purchased intangible asset amortization is included in our consolidated statements of operations as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Amortization of completed technology	$2,580	$2,135	$8,843	$8,393
Purchased intangible asset amortization	2,619	2,503	8,939	9,846
Royalty and other income, net	424	592	1,695	2,365
Total purchased intangible amortization expense	$5,623	$5,230	$19,477	$20,604

6Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down deferred royalty income to fair value as required by purchase accounting guidance.
7Amortization of note receivable discount adjusts the amortization of the discount on our promissory note receivable from Intermolecular in connection with the sale of intellectual property in November 2011.
8Gain on sale of real estate relates to the sale of real property, comprised of land and an office building located in Santa Clara, California, which we sold in June 2012. This property was acquired as a result of our merger with Symyx and was not utilized in our ongoing operations.
9Gain on sale of equity investment reflects the gain recognized upon the sale of our investment in Intermolecular in November 2011.
10Sale of intangible asset reflects the write off of our cost basis in the intellectual property sold to Intermolecular in November 2011.
11Other non-operating expense relates to the write off in June 2012 of certain assets in connection with exiting the lease of a restructured facility.
12Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40% that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets.
13Earnings per share amounts for the three months and year ended December 31, 2012 do not add due to rounding.

Conference Call Details:
At 5:00 p.m. ET, February 26, 2013, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 (+ (937) 999-3232 outside the United States) and enter the access code, 88646167, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.
A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 (+1 (404) 537-3406 outside the United States) and entering access code, 88646167, beginning 8:00 p.m. ET on February 26, 2013, through 11:59 p.m. ET on April 26, 2013.
About Accelrys:
Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad and flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.
Accelrys solutions are used by more than 1,300 companies in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, California, USA, Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit www.accelrys.com.

Forward-Looking Statements:
Statements contained in this press release relating to the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company's expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2013 and statements relating to the Company's long-term prospects and execution of its strategic growth and acquisition-related initiatives, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2013 and/or that the Company will not successfully execute its strategic growth and acquisition-related initiatives, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company's products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company's filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company's actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Accelrys, Inc.
Michael A. Piraino
Executive Vice President &
Chief Financial Officer
858-799-5200
Investor Relations
MKR Group
Charles Messman or Todd Kehrli
323-468-2300
accl@mkr-group.com

ACCELRYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
License and subscription revenue	23,149	$21,231	$89,440	$79,425
Maintenance on perpetual licenses	10,035	9,301	38,254	34,862
Content	2,991	4,270	12,485	16,838
Professional services and other	8,019	4,960	22,347	13,214
Total revenue	44,194	39,762	162,526	144,339
Cost of revenue:
Cost of revenue	11,961	9,501	41,695	36,065
Amortization of completed technology	2,580	2,135	8,843	8,393
Total cost of revenue	14,541	11,636	50,538	44,458
Gross profit	29,653	28,126	111,988	99,881
Operating expenses:
Product development	9,892	8,779	38,849	33,977
Sales and marketing	17,528	14,173	57,971	51,517
General and administrative	4,229	4,047	17,480	16,467
Business consolidation, transaction and restructuring costs	6,588	1,550	7,803	7,775
Purchased intangible asset amortization	2,619	2,503	8,939	9,846
Total operating expenses	40,856	31,052	131,042	119,582
Operating loss	(11,203)	(2,926)	(19,054)	(19,701)
Net gain on sale of cost method investment	—	18,970	—	18,970
Royalty and other income, including gain on sale of real estate, net	1,763	(3,259)	8,870	1,740
Income (loss) before income taxes	(9,440)	12,785	(10,184)	1,009
Income tax expense (benefit)	(1,211)	(1,420)	218	(756)
Net income (loss)	$(8,229)	$14,205	$(10,402)	$1,765

Net income (loss) per share amounts:
Basic	$(0.15)	$0.26	$(0.19)	$0.03
Diluted	$(0.15)	$0.25	$(0.19)	$0.03
Weighted average shares used to compute net income (loss) per share:
Basic	55,713	55,587	55,696	55,489
Diluted	55,713	55,933	55,696	56,037

ACCELRYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	December 31, 2011
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$115,646	$143,624
Trade receivables, net	47,196	40,706
Notes receivable	34,796	34,720
Other assets, net[2]	208,204	188,836
Total assets	$405,842	$407,886
Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	37,877	36,582
Deferred revenue, including current portion[3]	89,151	86,012
Deferred gain, including current portion[4]	25,895	25,974
Non-current liabilities, excluding deferred revenue and deferred gain[5]	10,098	10,634
Total stockholders’ equity	242,821	248,684
Total liabilities and stockholders’ equity	$405,842	$407,886

1Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Restricted cash; Marketable securities; Marketable securities, net of current portion; and Restricted cash, net of current portion.
2Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.
3Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion.
4Total deferred gain consists of the following line items in our consolidated balance sheet: Current portion of deferred gain on sale of intellectual property; and Deferred gain on sale of intellectual property, net of current portion.
5Noncurrent liabilities, excluding deferred revenue and deferred gain consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion and Lease-related liabilities, net of current portion.